UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  04/21/2005

APPLE COMPUTER INC
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-10030

CA	94-2404110
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1 Infinite Loop, Cupertino, CA 95014
(Address of Principal Executive Offices, Including Zip Code)

(408) 996-1010
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

Apple Computer, Inc. Performance Bonus Plan

On April 21, 2005, the shareholders of Apple Computer, Inc. approved the Apple Computer, Inc. Performance Bonus Plan (the "Bonus Plan"). The Bonus Plan is intended to permit the payment of bonuses that qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Description of the Performance Bonus Plan

ELIGIBILITY. Participants in the Bonus Plan are executive officers and key employees who are chosen solely at the discretion of the Compensation Committee. The Chief Executive Officer and all executive officers are eligible to be considered for participation in the Bonus Plan. As of December 10, 2004, all executive officers, excluding the CEO, were chosen to participate for fiscal year 2005. No person is automatically entitled to participate in the Bonus Plan in any Bonus Plan year. The Company may also pay discretionary bonuses, or other types of compensation, outside of the Bonus Plan.

PURPOSE. The purpose of the Bonus Plan is to motivate the participants to achieve certain corporate and business unit performance objectives and to reward them when those objectives are satisfied. If certain requirements are satisfied, bonuses issued under the Plan may qualify as deductible "performance-based compensation" within the meaning of Code Section 162(m).

ADMINISTRATION. The Bonus Plan is administered by the Compensation Committee of the Board of Directors, consisting of no fewer than two members of the Board. With respect to incentive compensation that is intended to qualify as "performance-based compensation" within the meaning of Code Section 162(m), each member of the Compensation Committee who does not qualify as an "outside director" within the meaning of Section 162(m) of the Code will recuse himself or abstain from acting with respect to Bonus Plan determinations and at least two members of the Compensation Committee who do qualify as "outside directors" shall make Bonus Plan determinations. The Chairman of the Compensation Committee, William V. Campbell, does not qualify as an "outside director" within the meaning of Code Section 162(m) because he once served as an officer of FileMaker, Inc., a subsidiary of the Company. Accordingly, Mr. Campbell will recuse himself or abstain from acting with respect to Bonus Plan determinations.

DETERMINATION OF AWARDS. Under the Bonus Plan, participants will be eligible to receive awards based upon the attainment and certification of certain performance criteria established by the Compensation Committee. The performance criteria the Compensation Committee may choose from may include one or more of the following: annual revenue, cash position, earnings per share, net income, operating cash flow, operating income, return on assets, return on equity, return on sales, total shareholder return, and individual performance objectives.

The performance criteria may differ for each participant. Performance criteria may apply to the Company or to one of the business units. Any individual performance objectives must relate to an objective that is objectively determinable within the meaning of Code Section 162(m). For example, individual performance objectives may include objectively measurable improvement in the Company's customer satisfaction.

The Compensation Committee shall appropriately adjust any evaluation of performance under a performance criterion to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial conditions and results of operations appearing in the Company's annual report on Form 10-K to shareholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company's or a business unit's reported results. The Compensation Committee retains the discretion to reduce or eliminate any award that would otherwise be payable pursuant to the Bonus Plan.

On December 10, 2004, within 90 days after the start of the Company's 2005 fiscal year, the Compensation Committee established target awards for each executive officer, excluding the CEO, based on revenue and operating margin goals. These 2005 fiscal year bonuses are intended to qualify as deductible "performance-based" compensation under Code Section 162(m).

PAYMENT OF AWARDS. All awards will be paid in cash as soon as is practicable following determination of the award, unless the Company establishes a plan to permit deferral of bonus amounts, in which case awards will be paid pursuant to the timing requirements of that plan and applicable law. The Committee may also defer the payment of awards in its discretion, as necessary or desirable to preserve the deductibility of such awards under Code Section 162(m).

MAXIMUM AWARD. The maximum bonus payment that any participant may receive under the Bonus Plan in any fiscal year is $5,000,000.

AMENDMENT AND TERMINATION. The Compensation Committee may amend, suspend or terminate the Bonus Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or reconcile any inconsistency in the Bonus Plan or in any award granted thereunder. The Compensation Committee may amend or modify the Bonus Plan in any respect, or terminate the Bonus Plan, without the consent of any affected participant. However, in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to any award.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

APPLE COMPUTER INC

Date: April 25, 2005.	By:	/s/ Peter Oppenheimer
Peter Oppenheimer
Senior Vice President and Chief Financial Officer